EXHIBIT 8.2

[Letterhead of Davis Polk & Wardwell]

                , 2004

Re:	Qualification of the Merger of NPTest Holding Corporation with and into Cataline Corporation as a Tax-Free Reorganization

NPTest Holding Corporation

150 Baytech Drive

San Jose, CA 95134

Ladies and Gentlemen:

We have acted as counsel for NPTest Holding Corporation (“Target”), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Reorganization dated as of February 22, 2004 (the “Merger Agreement”) among Credence Systems Corporation (“Acquiror”), a Delaware corporation, Cataline Corporation (“Merger Subsidiary”), a Delaware corporation and a newly formed, wholly-owned subsidiary of Acquiror, and Target, a Delaware corporation and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended. This opinion is delivered pursuant to Section 6.2(d) of the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Merger would be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, and that the representations made and the representations to be made by Acquiror (together with Merger Subsidiary) and Target pursuant to Section 6.2(d) of the Merger Agreement are and will be accurate and complete. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Acquiror and Target delivered pursuant to Section 6.2(d) of the Merger Agreement, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the U.S. federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from Acquiror or Target referred to above are, or later become, inaccurate.

Based upon the foregoing, in our opinion, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Acquiror, Target and Merger Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

Our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder’s individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm under the headings “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—U.S. Federal Income Tax Consequences of the Merger,” “THE MERGER—The Current Credence Offer,” “THE MERGER—Material Federal Income Tax Consequences,” and “LEGAL MATTERS” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,